Exhibit 3.77
State of Delaware
Secretary of State
Division of Corporations
Delivered 11:15 AM 03/28/2007
FILED 11:15 AM 03/28/2007
SRV 070370662 - 4325640 FILE
STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION
•	First: The name of the limited liability company is MacNeal Physicians Group, LLC.

•	Second: The address of its registered office in the State of Delaware is 160 Greentree Drive, Suite 101 in the City of Dover, DE 19904 County of Kent The name of its Registered agent at such address is National Registered Agents, Inc.

•	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution.) “The latest date on which the limited liability company is to dissolve is .”

•	Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation of MacNeal Physicians Group, LLC this 28th day of March, 2007.

BY: /s/ Ronald P. Soltman

Authorized Person(s)

NAME: /s/ Ronald P. Soltman, Executive VP

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